Exhibit 5.2

Louisiana | Mississippi | Texas | Florida | Alabama | North Carolina | London

October 11, 2012

Bristow Group Inc.	27362-4

2103 City West Blvd.

4th Floor

Houston, Texas 77042

Ladies and Gentlemen:

We have acted as special counsel to Bristow U.S. LLC, a Louisiana limited liability company (the “Company”), in connection with the issuance by Bristow Group Inc., a Delaware corporation (“Bristow”), of $450,000,000 principal amount of its 6 1/4% Senior Notes due 2022 (the “Notes”) to be issued pursuant to (i) the Registration Statement on Form S-3 (Registration No. 333-183816) (the “Registration Statement”) filed by Bristow on September 11, 2012 with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the related prospectus dated September 10, 2012 (the “Base Prospectus”), as supplemented by the prospectus supplement dated September 27, 2012 (the “Prospectus Supplement”; the Base Prospectus and the Prospectus Supplement are referred to herein collectively as the “Prospectus”), and (iii) an Indenture dated as of June 17, 2008 between Bristow, the Guarantors (as defined below) and U.S. Bank National Association, as Trustee, as supplemented by the First Supplemental Indenture dated as of June 17, 2008 (collectively, the “Base Indenture”), which Base Indenture will be further supplemented by a Second Supplemental Indenture to be dated as of the Closing Date (as defined in the Underwriting Agreement (as defined below)) (the “Second Supplemental Indenture”), pursuant to which the Notes will be issued. The Notes will be guaranteed (the “Guarantees”) on a senior unsecured basis by the Company and certain other wholly-owned subsidiaries of Bristow (the Company and such other subsidiaries of Bristow are referred to herein collectively as the “Guarantors”). In connection with the foregoing, Bristow and the Guarantors entered into an underwriting agreement dated as of date hereof (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC and SunTrust Robinson Humphrey, Inc. as representatives of the several underwriters named in Schedule A thereto.

In rendering this opinion, we have examined and relied upon the original, or a copy certified or otherwise identified as accurate, of (i) the Registration Statement, the Prospectus, the Base Indenture and the Underwriting Agreement, (ii) the articles of organization and operating agreement of the Company, each as amended through the date hereof, (iii) the unanimous written consent of the managers of the Company relating to, among other things, the Underwriting Agreement, the Prospectus, the Base Indenture, the Second Supplemental Indenture and the Guarantees, and (iv) such other records of the Company and such certificates of the managers, member, officers and representatives of the Company and such other documents as we have deemed relevant and necessary for the purposes of this opinion set forth below. In addition, in connection with Opinion paragraph 1 below, we have examined and relied upon a Good Standing Certificate dated October 5, 2012 issued by the Louisiana Secretary of State’s office with respect to the Company. We have not reviewed any document (other than the documents listed in this paragraph) that is referred to in or incorporated by reference into any document reviewed by us. Further, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices or disclosures pursuant to any federal or state securities laws), and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

COUNSELORS AT LAW

Canal Place | 365 Canal Street, Suite 2000 | New Orleans, Louisiana 70130-6534 | 504-566-1311 | 504-568-9130 Fax | phelpsdunbar.com

Bristow Group Inc.

October 11, 2012

For purposes of this opinion, we have assumed (i) the genuineness of all signatures appearing on all documents, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, (v) the accuracy and completeness of all limited liability company records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us, (vi) that there are no proceedings pending or contemplated for the merger, consolidation, conversion, dissolution, liquidation or termination of the Company, and (vii) that there are no documents or agreements between or among the parties to the documents reviewed by us which alter or are inconsistent with the provisions of such documents and which would have an effect on the opinions expressed in this opinion letter.

We have further assumed that (i) the Second Supplemental Indenture will have been (A) duly authorized by Bristow and the other parties thereto (other than the Company) and (B) duly executed and delivered by Bristow, the Company and the other parties thereto, (ii) the notation of guarantee to be endorsed upon the Notes will be in the form and on the terms dictated by the Base Indenture and the Second Supplemental Indenture and duly executed and delivered by the Company, (iii) the Registration Statement will remain effective during the entire period when the Notes are offered and sold and the Guarantees issued in connection therewith, (iv) the Guarantees will be in compliance with all applicable federal and state securities laws and solely in conformity with the Registration Statement, the Prospectus, the Base Indenture and the Second Supplemental Indenture and as contemplated by the unanimous written consent of the managers of the Company referred to in the paragraph above, and (v) the Guarantees will comply with all restrictions, if any, applicable to the Company whether imposed by any agreement or instrument to which the Company is a party or by which it is bound or by any court or other governmental or regulatory body having jurisdiction over the Company or otherwise.

Based on the foregoing and subject to the qualifications, limitations, exceptions and assumptions set forth below, we are of the opinion that:

1. The Company is a limited liability company that is validly existing and in good standing under the laws of the State of Louisiana.

2. The Company has the limited liability company power to execute, deliver and perform, and has taken all limited liability company action necessary to authorize the execution, delivery and performance of, its obligations under the Indenture, including the Guarantees.

The opinion expressed above in Opinion paragraph 1 does not extend to, and we express no opinion as to, whether the Company is in “tax good standing” as to the payment of or filings related to Louisiana taxes (as opposed to filings relating to its entity status with the Louisiana Secretary of State).

The foregoing opinions are limited to matters involving the internal laws of the State of Louisiana, and we do not express any opinion as to matters governed by the laws of any other jurisdiction, federal laws, or municipal laws. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed. This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

Bristow Group Inc.

October 11, 2012

We hereby consent to the filing of this opinion with the Commission as an exhibit to Bristow’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act. We also consent to being named under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act and the General Rules and Regulations of the Commission thereunder.

Very truly yours,

Phelps Dunbar, L.L.P.